EX-35.2
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FIRST REPUBLIC BANK
It's a privilege to serve you


Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attention: Servicer Oversight Group


RE: Officer's Certificate


Dear Master Servicer:

The undersigned Officer certifies the following for the 2007 fiscal year:

THORNBURG 2007-2

(i) a review of the Correspondent's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and

(ii) to the best of such officers' knowledge, based on such review, the Correspondent has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.


Certified by: /s/ Nancy Segreto

Nancy Segreto
Officer

Senior Vice President
Title

Date: 2-25-08


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